EXHIBIT 12
PEPSICO, INC. AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges (page 1 of 2)
(in millions except ratio amounts, unaudited)

                             12 Week Periods Ended
                          3/25/95              3/19/94

Earnings:

Income before income
 taxes and cumulative
 effect of accounting
 changes                  $496.3               $438.4

Joint ventures and
 minority interests,
 net (a)                     5.4                 (8.9)

Amortization of
 capitalized interest        1.2                  1.2

Interest expense           160.0                132.6

Amortization of
 debt discount               0.1                  0.1

Interest portion
 of rent expense (b)        37.1                 33.2

Earnings available
 for fixed charges        $700.1               $596.6


Fixed Charges:

Interest expense          $160.0               $132.6

Capitalized interest         1.3                  1.9

Amortization of
 debt discount               0.1                  0.1

Interest portion of
 rent expense (b)           37.1                 33.2

   Total fixed charges    $198.5               $167.8

Ratio of Earnings
 to Fixed Charges           3.53                 3.56

(a) Prior year amounts have been restated to adjust for the effects of joint ventures and minority interests. The inclusion of these items did not have a material impact on the ratio of earnings to fixed charges.
(b) One-third of net rent expense is the portion deemed representative of the interest factor.



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PEPSICO, INC. AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges (page 2 of 2)
(in millions except ratio amounts, unaudited)
                              53 Weeks
                                Ended            52 Weeks Ended
                              12/31/94 12/25/93 12/26/92 12/28/91 12/29/90
Earnings:                                                 (c)       (c)

Income from continuing
 operations before income
  taxes and cumulative
   effect of accounting
    changes                $2,664.4  $2,422.5  $1,898.8 $1,659.7  $1,653.8

Joint ventures and
 minority interests,
 net (a)                      (19.6)     (5.8)     (0.6)    (6.1)    (17.9)

Amortization of
 capitalized interest           5.2       5.0       5.0      4.5       5.3

Interest expense              645.0     572.7     586.1    613.7     686.0

Amortization of
 debt discount                  0.3       0.2       0.3      0.3       0.3

Interest portion of net
 rent expense (b)             150.0     134.4     121.4    103.4      87.4

Earnings available for
 fixed charges             $3,445.3  $3,129.0  $2,611.0 $2,375.5  $2,414.9


Fixed Charges:

Interest expense           $  645.0  $  572.7  $  586.1 $  613.7  $  686.0

Capitalized interest            4.7       6.5       6.6     10.0       8.6

Amortization of
 debt discount                  0.3       0.2       0.3      0.3       0.3

Interest portion of net
 rent expense (b)             150.0     134.4     121.4    103.4      87.4

   Total fixed charges     $  800.0  $  713.8  $  714.4 $  727.4  $  782.3

Ratio of Earnings
 to Fixed Charges              4.31      4.38      3.65     3.27      3.09
(a) Prior year amounts have been restated to adjust for the effects of joint ventures and minority interests. The inclusion of these items did not have a material impact on the ratio of earnings to fixed charges.
(b) One-third of net rent expense is the portion deemed representative of the interest factor.
(c) To improve comparability, the 1991 and 1990 amounts have been restated to report, under the equity method of accounting, the results of previously consolidated snack food businesses in Spain, Portugal and Greece, which were contributed to the Snack Ventures Europe joint venture with General Mills, Inc. in late 1992.
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